Exhibit 99.1

Press Release                               Source: ICN Pharmaceuticals, Inc.

ICN Pharmaceuticals to Initiate Phase Three
Clinical Trials for Viramidine

Thursday November 6, 8:30 am ET

- Company Expects to Begin Trials by Year-end -

COSTA MESA, Calif., Nov. 6 -- ICN Pharmaceuticals, Inc. (NYSE: ICN - News) today announced that it has decided, following a meeting with the U.S. Food and Drug Administration (FDA), to initiate Phase 3 studies of its anti-viral compound, Viramidine(TM). At the meeting with the FDA, which was held in early September, ICN presented interim analyses of 12 weeks of clinical data in a Phase 2 trial.

Viramidine is a nucleoside (guanisine) analog that the company intends to develop in oral form for the treatment of hepatitis C. Viramidine is converted into ribavirin by adenosine deaminase in the liver. The company will test Viramidine's effect on the hepatitis C virus in combination with pegylated interferon.

Robert W. O'Leary, ICN's Chairman and Chief Executive Officer, commented, "At the meeting with the FDA in September, the company discussed a number of topics, including the entire development program and an NDA for Viramidine. ICN has decided to proceed with the Phase 3 program based on the Phase 2 interim analyses. A meeting of clinical investigators is scheduled and patient enrollment is expected to begin by the end of this year."

The Phase 2 study enrolled a total of 180 patients. It was designed to treat patients for 48 weeks, take the patients off therapy for an additional 24 weeks and then determine the percentage of patients with undetectable virus in their blood as well as the incidence of hemolytic anemia at the end of the entire 72 week study period. The study also included an interim analysis performed on the first 160 patients who received at least 12 weeks therapy. Analysis of the 12-week data showed that Viramidine, in combination with a pegylated interferon, produced a clinically significant reduction in viral load. In addition, Viramidine, when compared with ribavirin, produced approximately half the drop in hemoglobin levels at treatment week four, which was maintained through week 12.

The Phase 3 program will consist of two global studies in 80 sites with approximately 1,000 patients in each study. The studies will compare Viramidine and ribavirin, each in conjunction with a pegylated interferon.

About ICN

ICN is an innovative, research-based global specialty pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and development focuses on innovative treatments for dermatology, infectious disease, specialty neurology and cancer.

About Hepatitis C

Hepatitis C virus ("HCV") is a highly infectious and potentially fatal virus that can be contracted through blood and bodily fluid contact. The virus attacks the liver and can cause liver inflammation, liver scarring, liver failure and liver cancer. According to the World Health Organization ("WHO"), as many as 170 million people worldwide are infected by the hepatitis C virus. Of these, it is estimated that approximately 10 million people are infected with HCV in the United States, Europe and Japan, with approximately 3.9 million in the United States (according to the Centers for Disease Control and Prevention, or CDC) and 2 million in Japan.

FORWARD-LOOKING STATEMENTS

This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, regulatory approval processes, competition from generic products, marketplace acceptance of the company's products, development of competing products for the treatment of hepatitis C, continuing absence of an effective vaccine for hepatitis C, success of clinical trials necessary to receive NDA approval from the FDA, and other risks detailed from time to time in ICN's SEC filings. These statements are based on management's current expectations and involve risks and uncertainties which include ICN's ability to, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN's SEC filings, are among the factors that could cause actual results to differ materially fro m the expectations described in the forward looking statements.

Source: ICN Pharmaceuticals, Inc.